Exhibit 10.23

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FIRST AMENDMENT OF

THE License and Collaboration AGREEMENT

This First Amendment of the License and Collaboration Agreement (this “First Amendment”) is made and effective as of April 7, 2014 (the “First Amendment Effective Date”) by and between Biogen Idec MA Inc., a corporation organized and existing under the laws of Massachusetts, having its principal place of business at 14 Cambridge Center, Cambridge, Massachusetts (“Biogen Idec”) and Portola Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 270 East Grand Avenue, Suite 22, South San Francisco, CA 94080, USA (“Portola”).  Biogen Idec and Portola are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Portola and Biogen Idec are parties to that certain License and Collaboration Agreement, dated October 26, 2011 (the “Agreement”), pursuant to which the Parties established a collaboration for the research, development and commercialization of Syk kinase inhibitors;

WHEREAS, Portola, in a letter to Biogen Idec dated November 28, 2012, exercised its Opt-Out Option under Section 11.2(ii) of the Agreement to cease co-funding the development of Syk Selective Inhibitors;

WHEREAS, the JSC has identified PRT-2761 as a Released Compound in accordance with Section 4.1(d) of the Agreement; and

WHEREAS, the Parties now desire to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this First Amendment, the Parties agree as follows:

1.	The following definitions are hereby added to the Agreement:

1.163 “Biogen IDEC PRT-2761 Technology” means: (a) any Patent Rights Controlled by Biogen Idec or any of its Affiliates as of the Effective Date or thereafter during the Term that claim PRT-2761 and/or any PRT-2761 Product or their composition, formulation, Manufacture or use in the Retained Field; and (b) any Know-How Controlled by Biogen Idec or any of its Affiliates as of the Effective Date or thereafter during the Term relating to PRT-2761 and/or any PRT-2761 Product that is necessary or reasonably useful for the development, manufacture, use or commercialization of PRT-2761 or a PRT-2761 Product in the Retained Field.

1.164 “Portola PRT-2761 Patent” means any Portola Patent claiming PRT-2761 and/or PRT-2761 Products or their composition, formulation, Manufacture or use.

1.165 “PRT-2761 Product” means any product containing PRT-2761.

2.

Upon Biogen Idec’s prior written request, Portola hereby agrees to use good faith efforts to provide its prompt written consent to allow Biogen Idec, its affiliates, any consultant, subcontractor, or other vendor performing activities on behalf of Biogen Idec with the right to [*] pursuant to [*], which [*].

3.

Pursuant to Section 4.1(d) of the Agreement, the Parties hereby designate PRT-2761 as a Released Compound.  As between Portola and Biogen Idec, Portola shall have the sole right to develop, manufacture and commercialize PRT-2761 and PRT-2761 Products in the Retained Field in the Territory, either by itself or through its Affiliates and/or (sub)licensees.  As of the First Amendment Effective Date, Portola shall bear all costs incurred in the prosecution and maintenance of any Portola PRT-2761 Patent.

4.

Biogen Idec hereby grants to Portola a perpetual, irrevocable, non-exclusive, sublicenseable license under Biogen Idec PRT-2761 Technology to develop, make, have made, use, sell, offer for sale and import PRT-2761 and PRT-2761 Products in the Retained Field in the Territory.  The Parties acknowledge that any Know-How and Patent Rights developed by or on behalf of Portola through the development of PRT-2761 and PRT-2761 Products in the Retained Field and meeting the definitions of Portola Patents and/or Portola Know-How will be included in the Portola Technology and licensed to Biogen Idec under Section 2.1 of the Agreement.

5.	A new Section 8.8 is hereby added to the Agreement.

“8.8 In consideration for the release of PRT-2761 as a Released Compound for development and commercialization by Portola in the Retained Field, Portola agrees to pay Biogen Idec the following considerations, and such payment obligations set forth in this Section 8.8 shall survive expiration and termination of the Agreement:

(a) Development and Commercialization by Portola and/or its Affiliates.  Subject to the terms and conditions of this Agreement (as amended by this First Amendment, and including the rest of this Section 8.8(a)), in the event Portola develops and commercializes PRT-2761 and PRT-2761 Products by itself or through its Affiliates, or in collaboration with a Third Party under an arrangement in which Portola and such Third Party will jointly fund the development of such PRT-2761 Products (such collaboration, a “Joint Development Collaboration”), Portola shall pay to Biogen Idec the payments set forth below under this Section 8.8(a) (but not the payments under section 8.8(b)).

(i) Milestone Payments.  Portola shall pay to Biogen Idec the following milestone payments upon the first achievement of such milestone:

Milestone	Milestone Payment
[*]	$	[*]

[*]	$	[*]

(A) Portola shall notify Biogen Idec in writing within [*] days following the achievement of each such milestone event, and shall make the appropriate milestone payment within [*] days after the achievement of such milestone event.

(B) The milestone payments set forth in this Section 8.8(a)(i) above shall be payable only once under this Agreement (as amended) upon the initial achievement of such milestone, and Portola’s total payment obligation under this Section 8.8(a)(i) shall not exceed $[*].

(ii) Royalty Payments.  Subject to the terms and conditions of this Agreement (as amended by this First Amendment, and including the rest of this Section 8.8), Portola shall pay to Biogen Idec royalties on the Net Sales received by Portola and/or its Affiliates for all PRT-2761 Products in the Retained Indication in the Territory at the rate of [*].  Sections 8.4(b), (c) and (d) and the applicable provisions of the Financial Exhibit (including the Net Sales definition and Sales & Royalty Report) shall apply mutatis mutandis to Portola’s royalty payment obligations under this Section 8.8(a).

(iii) Reduction in Biogen Idec Payment Obligations.  Biogen Idec’s payment obligations to Portola under Section 8.2 and Section 8.4 that are accrued after the Amendment Effective Date and for so long as Portola’s activities with respect to the PRT-2761 Products fall under the scenario described under this Section 8.8(a) shall be reduced by [*], so that Portola will receive [*] of the payments it would otherwise receive under Section 8.2 and Section 8.4 during such period.

(b) Development and Commercialization through a Third Party Licensee.  Subject to the terms and conditions of this Agreement (as amended by this First Amendment, and including the rest of this Section 8.8), in the event Portola grants a license to a Third Party for the development and/or commercialization of the PRT-2761 Product(s) under an arrangement that is not a Joint Development Collaboration (“Revenue Sharing License”), then, instead of making the payments to Biogen Idec under Section 8.8(a), Portola shall pay to Biogen Idec a portion of License Revenue received from such Third Party as set forth below, with such percentage determined based on the time when [*]:

Time when [*]	Biogen Idec Share
Before [*]	[*]	%

After [*], but before [*]	[*]	%

After [*], but before [*]	[*]	%

After [*]	[*]	%

“License Revenue” means all considerations received by Portola in connection with the grant of the Revenue Sharing License, other than: (i) reimbursement for the development, manufacture or commercialization of PRT-2761 or PRT-2761 Products, and for patent prosecution and enforcement costs; and (ii) amounts received as loan, advances, or in exchange for Portola’s equity (not to exceed fair market value of such equity).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) In the event Portola’s activities with respect to the PRT-2761 Products fall under the scenario described under Section 8.8(a) in certain countries (the “Non-Licensed Countries”) and the scenario described under Section 8.8(b) in other countries (the “Licensed Countries”), then: (i) for Non-Licensed Countries, Portola shall make payments to Biogen Idec under Section 8.8(a), provided that, if the Licensed Countries include [*], Portola’s payment obligation under Section 8.8(a)(i) shall be reduced by [*], and that Portola’s payment obligation under Section 8.8(a)(ii) shall only apply to Net Sales of PRT-2761 Products in Non-Licensed Countries; and (ii) for Licensed Countries, Portola shall make payments to Biogen Idec under Section 8.8(b).”

(d) In the event that Portola enters into a Revenue Sharing License with a Third Party at any time [*], then Portola shall pay to Biogen Idec [*]% of the License Revenue received from such Third Party.

6.	A new Section 9.6(c) is hereby added to the Agreement:

“(c) Notwithstanding Sections 9.6(a) and 9.6(b) in the Agreement, [*] shall have the right to apply to extend any Portola PRT-2761 Patent, [*] for a Product containing a Collaboration Compound, which is covered by any Valid Claim of such Portola PRT-2761 Patent and [*].  At the reasonable request [*] to extend a Portola PRT-2761 Patent, [*] shall provide all reasonable assistance [*] in connection with such filing.  If [*] a Product containing a Collaboration Compound covered by any Valid Claim of a Portola PRT-2761 Patent and would [*], it shall [*], and shall [*].”

7.

This First Amendment amends the terms of the Agreement as expressly provided above, and the Agreement, as so amended and including all of its other terms and provisions that are not amended, remains in full force and effect and sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter of the Agreement and supersedes, as of the First Amendment Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter of the Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth in the Agreement (as amended by this First Amendment).

8.

The validity, performance, construction, and effect of this First Amendment shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

9.	This First Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

<Signature Page Follows>

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this First Amendment to be executed by their duly authorized representatives as of the First Amendment Effective Date.

BIOGEN IDEC MA INC.		PORTOLA PHARMACEUTICALS, INC.

Signature:	/s/ John McDonald	By:	/s/ William Lis
Name:	John McDonald	Name:	William Lis
Title:	Vice President	Title:	Chief Executive Officer

[Signature Page of the First Amendment of the License and Collaboration Agreement by and between Biogen Idec MA Inc. and Portola Pharmaceuticals, Inc.]

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.